Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE HAS ACQUIRED S.M. ELECTRIC CO., A LEADING PROVIDER TO THE
ELECTRIC POWER AND REFINERY MARKET IN THE NORTHEAST

Tulsa, OK – February 6, 2009– Matrix Service Co. (NASDAQ: MTRX), a leading industrial services company, today announced that its wholly owned subsidiary, Matrix Service Industrial Contractors, Inc. has acquired S.M. Electric Company, Inc., based in Rahway, New Jersey.  S.M. Electric is a privately owned, mid-sized electrical contracting firm, which has served industrial and utility customers in the Northeast for more than 65 years.  The acquisition was funded with cash on hand, however, specific terms of the transaction were not disclosed.

S.M. Electric’s top-tier client base and outstanding reputation will significantly enhance Matrix Service’s existing electrical and instrumentation operations.  The acquisition will increase annual revenue by more than $70 million and is expected to be immediately accretive to earnings.  The combined operation will focus on supporting the expansion and modernization of the Mid-Atlantic and Southern New England transmission system while continuing to support the power generation, refinery, and industrial infrastructure in the region.

Michael J. Bradley, president and CEO of Matrix Service, said, "We are pleased to welcome the highly talented and skilled employees to the Matrix Service team.  S.M. Electric is an outstanding strategic addition to our electrical and instrumentation business that will create a strong platform for continued growth and geographic expansion.  The transaction is expected to generate immediate synergies, which will enable Matrix Service to take advantage of the significant opportunities for system upgrades in this region.”

About Matrix Service Company
Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are generally accompanied by words such as "anticipate", "continues", "expect", "forecast", "outlook",  "believe", "estimate", "should" and "will" and words of similar effect that convey future meaning, concerning the Company's operations, economic performance and management's best judgment as to what may occur in the future.   Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate.  The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company's reports and filings made from time to time with the Securities and Exchange Commission.  Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition.  We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company
Tom Long, Vice President Finance and CFO
T: +1-918-838-8822
E: telong@matrixservice.com

Investors and Financial Media:
Trúc Nguyen, Managing Director
Grayling Global
T: +1-646-284-9418
E: tnguyen@hfgcg.com

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